               Section 240.14a-101  Schedule 14A.
          Information required in proxy  statement.
                 Schedule 14A Information
   Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934
                        (Amendment No.  )
Filed by the Registrant [X]
Filed by a party other than the Registrant [ ]
Check the appropriate box:
[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section
     240.14a-12

                     WITCO CORPORATION
 .................................................................
     (Name of Registrant as Specified In Its Charter)


 .................................................................
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):
[X]  No fee required
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
           and 0-11

     (1) Title of each class of securities to which transaction applies:


     ............................................................

     (2) Aggregate number of securities to which transaction applies:


     .......................................................

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):


     .......................................................

     (4) Proposed maximum aggregate value of transaction:


     .......................................................

     (5)  Total fee paid:


     .......................................................

[ ]  Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

          (1) Amount Previously Paid:


          .......................................................

          (2) Form, Schedule or Registration Statement No.:


          .......................................................

          (3) Filing Party:


          .......................................................

          (4) Date Filed:


          .......................................................

                                     [LOGO]

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD APRIL 22, 1998

To our Shareholders:

     The Annual Meeting of Shareholders of WITCO CORPORATION, a Delaware corporation (the 'Company'), will be held at Witco Corporation, One American Lane, 3rd Floor, Greenwich, Connecticut, on Wednesday, April 22, 1998, at 10:30 a.m., local time, for the purpose of acting upon the following matters, as well as such other business as may properly come before the Annual Meeting or any adjournment thereof:

          1. To elect six directors, Messrs. Bond, Burns, Cook, Sharp and Wishnick and Ms. Goeser, each of Messrs. Bond, Burns, Cook and Wishnick and Ms. Goeser to serve until the Annual Meeting of Shareholders to be held in 2001 or until his or her successor is elected and qualifies, and Mr. Sharp to serve until the Annual Meeting of Shareholders to be held in 2000 or until his successor is elected and qualifies; and

          2. To ratify the appointment of Ernst & Young LLP as the Company's independent auditors for 1998;

     Only shareholders of record on the books of the Company at the close of business on March 11, 1998 will be entitled to vote at the meeting or any adjournment thereof.

     In order that your shares of stock may be represented at the Annual Meeting, please date and sign the enclosed proxy card and return it promptly in the enclosed envelope. If you attend the Annual Meeting, you may vote in person even though you have previously sent in your proxy card.

     A copy of the Company's Annual Report for the year 1997 is enclosed.

                      By order of the Board of Directors,


                                                       Dustan E. McCoy
                                                       Senior Vice President,
                                                       General Counsel
                                                       and Corporate Secretary

Greenwich, Connecticut
March 20, 1998

                             YOUR VOTE IS IMPORTANT
                 PLEASE COMPLETE, DATE AND SIGN YOUR PROXY AND
                  PROMPTLY RETURN IT IN THE ENCLOSED ENVELOPE.

                                     [Logo]

                               WITCO CORPORATION
                  ONE AMERICAN LANE, GREENWICH, CT 06831-2559
                            ------------------------
                                PROXY STATEMENT
                         ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD APRIL 22, 1998
                            ------------------------

     This Proxy Statement is furnished to the shareholders of Witco Corporation (the 'Company') in connection with the solicitation on behalf of the Board of Directors of proxies to be used at the Annual Meeting of Shareholders to be held on April 22, 1998 and at any adjournment thereof. The Company expects that this Proxy Statement, with the accompanying proxy and the Annual Report for 1997, will be mailed to shareholders on or about March 20, 1998.

     TO ASSURE ADEQUATE REPRESENTATION AT THE ANNUAL MEETING, SHAREHOLDERS ARE REQUESTED TO COMPLETE, SIGN AND RETURN THE ENCLOSED PROXY CARD PROMPTLY IN THE ENCLOSED POSTAGE PAID ENVELOPE. Only shareholders of record at the close of business on March 11, 1998 will be entitled to vote at the meeting.

     Each share of Common Stock, par value $5 per share ('Common Stock'), and each share of $2.65 Cumulative Convertible Preferred Stock, par value $1 per share, outstanding at the close of business on March 11, 1998 will be entitled to one vote at the meeting and will vote together as one class for all of the stated purposes of the meeting. As of March 11, 1998, there were outstanding and entitled to vote at the meeting 57,559,864 shares of Common Stock and 6,140 shares of $2.65 Cumulative Preferred Stock.

     The presence in person or by proxy of shareholders holding a majority of the combined shares of Common Stock and $2.65 Cumulative Convertible Preferred Stock will constitute a quorum for the transaction of business at the 1998 Annual Meeting. If an executed proxy card is returned and the shareholder has voted 'abstain' on any matter (or 'withhold authority' as to the election of any director), the shares represented by such proxy will be considered present at the meeting for purposes of determining a quorum and for purposes of calculating the vote, but will not be considered to have been voted in favor of such matter. If an executed proxy is returned by a broker holding shares in street name which indicates that the broker does not have discretionary authority as to certain shares to vote on one or more matters, such shares will be considered present at the meeting for purposes of determining a quorum, but will not be considered to be represented at the meeting for purposes of calculating the vote with respect to such matters.

     The Company has been informed by the trustee under the Witco Corporation Employee Retirement Savings Plan (the 'Savings Plan') that shares of Common Stock held by the trustee under the Savings Plan's Company Stock Fund will be voted by the trustee in accordance with instructions received from the participants, and if no instructions are received, such shares will be voted in the same proportion as shares for which instructions are received from other participants in the Savings Plan.

     The proxy will be voted in accordance with the instructions of the person executing the same. In the absence of instructions to the contrary, proxies will be voted FOR the election of the six nominees for director named herein; and FOR ratification of the appointment of Ernst & Young LLP as the Company's independent auditors for 1998.

     The Company's principal executive offices are located at One American Lane, Greenwich, Connecticut 06831-2559.

                                   PROPOSAL 1
                             ELECTION OF DIRECTORS

     The number of directors comprising the Board of Directors is currently established at fourteen directors, divided into three classes. Each class is elected to serve a three year term, and classes are elected on a staggered basis. The number of directors to be elected at the 1998 Annual Meeting is fixed at six. The directors who are nominated for election by the shareholders at the 1998 Annual Meeting are Messrs. Bond, Burns, Cook, Sharp and Wishnick and Ms. Goeser. Messrs. Burns and Wishnick were elected by the shareholders at the Annual Meeting of Shareholders held in 1995 for a three-year term. Mr. Cook was elected to the Board of Directors and as its Chairman in June 1996, filling a vacancy in this class. Mr. Bond was elected to the Board of Directors on April 23, 1997, also filling a vacancy in this class. Ms. Goeser was elected to the Board on October 21, 1997 when membership on the Board of Directors was expanded to 13. Mr. Sharp was nominated for election to the Board on March 4, 1998 when membership on the Board of Directors was expanded to 14. Messrs. Bond, Burns, Cook and Wishnick and Ms. Goeser each will be elected to hold office until the Annual Meeting of Shareholders to be held in 2001. Mr. Sharp will be elected to hold office until the Annual Meeting of Shareholders to be held in 2000. Proxies cannot be voted for a greater number of persons than these five nominees.

     Under the Board's retirement policy adopted in 1997, non-employee directors cannot stand for election to a three year term as a member of the Board of Directors at any annual meeting following their 70th birthday; provided that sitting directors who attained the age of 70 before the adoption of the retirement policy retire at the annual meeting following their 75th birthday. Messrs. Wishnick, Samuel and Grant will each attain age 75 prior to the 2000 annual meeting of shareholders. Pursuant to the Company's Restated Certificate of Incorporation, vacancies on the Board of Directors shall be filled by a majority vote of the directors then in office, and the director so chosen shall hold office for a term expiring at the annual meeting of shareholders at which the term of the class to which the director has been elected expires. Mr. Don L. Blankenship and Mr. Nicholas Pappas were elected to the Board of Directors on June 3, 1997, filling vacancies in the classes holding office until the Annual Meeting of Shareholders to be held in 1999 and 2000, respectively.

     The affirmative vote of the holders of a plurality of the shares voting at the 1998 Annual Meeting of Shareholders having voting power present in person or represented by proxy at the meeting is required for the election of each nominee for director. Unless otherwise specified, the proxies received will be voted FOR the election of the listed nominees.

     The nominees for director and the continuing directors, their present principal occupation or employment as of December 31, 1997, and other positions held during the past five years are set forth below.

-----------------------------------------------------------------------------------------------------------------

NOMINEE FOR ELECTION AS DIRECTOR TO SERVE UNTIL THE 2000 ANNUAL MEETING:
-----------------------------------------------------------------------------------------------------------------

[PHOTO]                               Mr. Sharp, 55, is Executive Vice President and Chief of Global Operations
ROGER L. SHARP                        of the Company. Prior to joining the Company in September 1996, he was Vice
Nominee for Director                  President of Global Nylon Operations of DuPont Corporation.
-----------------------------------------------------------------------------------------------------------------

NOMINEES FOR ELECTION AS DIRECTORS TO SERVE UNTIL THE 2001 ANNUAL MEETING:
-----------------------------------------------------------------------------------------------------------------

[PHOTO]                               Mr. Bond, 50, is President and Chief Executive Officer of PictureTel
BRUCE R. BOND                         Corporation. Before joining PictureTel in March 1998, he was President and
Director since 1997                   Chief Executive Officer of ANS Communications, a data-networking unit of
                                      America Online Company. Prior to that, he was a Managing Director of
                                      British Telecom. Mr. Bond is a member of the Company's Finance and
                                      Governance Committees.
-----------------------------------------------------------------------------------------------------------------

[PHOTO]                               Mr. Burns, 65, was Chief Executive Officer of Galen Associates, a health
WILLIAM G. BURNS                      care venture firm, and a General Partner of Galen Partners L.P. from March
Director since 1986                   1990 to December 1990. Prior to his retirement in May 1989, he was Vice
                                      Chairman of NYNEX Corporation. He is a Director of New York Life Insurance
                                      Company and J. P. Morgan Funds. Mr. Burns is Chairman of the Company's
                                      Audit Committee and a member of the Governance Committee.
-----------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------

[PHOTO]                               Mr. Cook, 53, was elected Chairman of the Board, President and Chief
E. GARY COOK                          Executive Officer of the Company in June 1996. He was President and Chief
Director since 1996                   Operating Officer of Albemarle Corporation until he assumed his current position with the Company. Prior to that he was Senior Vice
                                      President -- Chemicals of Ethyl Corporation. Mr. Cook is a member of the
                                      Company's Environment, Safety and Health Committee.
-----------------------------------------------------------------------------------------------------------------

[PHOTO]                               Ms. Goeser, 44, is General Manager, Refrigeration Product Team, of
LOUISE GOESER                         Whirlpool Corporation's North American Region. Prior to joining Whirlpool
Director since 1997                   in 1994, she held a variety of management positions at Westinghouse. Ms.
                                      Goeser is a member of the Company's Audit and Pension Committees.
-----------------------------------------------------------------------------------------------------------------

[PHOTO]                               Mr. Wishnick, 73, is a business consultant. He was elected Chairman of the
WILLIAM WISHNICK                      Board of the Company in 1964 and assumed the additional responsibility of
Director since 1949                   Chief Executive Officer in 1971. He held these positions until October
                                      1990. Mr. Wishnick is a member of the Company's Finance and Pension
                                      Committees.
-----------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------

CONTINUING DIRECTORS SERVING UNTIL THE 1999 ANNUAL MEETING:
-----------------------------------------------------------------------------------------------------------------

[PHOTO]                               Mr. Blankenship, 48, is Chairman of the Board, President and Chief
DONALD L. BLANKENSHIP                 Executive Officer of A. T. Massey Coal Company, Inc., a subsidiary of Fluor
Director since 1997                   Corporation. He is a Director of Fluor Corporation. Mr. Blankenship is a
                                      member of the Company's Audit and Environment, Safety and Health
                                      Committees.
-----------------------------------------------------------------------------------------------------------------

[PHOTO]                               Mr. Hohn, 66, was Chairman of the Board and Chief Executive Officer of New
HARRY G. HOHN                         York Life Insurance Company from 1990 to 1997. He is a Director of New York
Director since 1989                   Life Insurance Company and The Mainstay Funds. Mr. Hohn is Chairman of the
                                      Company's Governance Committee and a member of the Organization and
                                      Compensation Committee.
-----------------------------------------------------------------------------------------------------------------

[PHOTO]                               Mr. Samuel, 72, is a business consultant. Prior to his retirement, Mr.
DAN J. SAMUEL                         Samuel was for many years a senior executive of the Royal Dutch/Shell Group
Director Since 1985                   of Companies. He is a director of Management Specialties, Inc. and Canadian
                                      Overseas Packaging Industries. Mr. Samuel is a member of the Company's
                                      Audit and Governance Committees.
-----------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------

[PHOTO]                               Mr. Wesson, 55, is President of Galen Associates, a health care venture
BRUCE F. WESSON                       firm, and a General Partner of Galen Partners L.P. Prior to January 1991,
Director since 1980                   he was Senior Vice President and Managing Director of Smith Barney, Harris
                                      Upham & Co. Incorporated, New York, N.Y., an investment banking firm. Mr.
                                      Wesson is Chairman of the Company's Finance Committee and a member of the
                                      Pension Committee.
-----------------------------------------------------------------------------------------------------------------

CONTINUING DIRECTORS SERVING UNTIL THE 2000 ANNUAL MEETING:
-----------------------------------------------------------------------------------------------------------------

[PHOTO]                               Mr. Brinberg, 64, is Senior Vice President of BRT Realty Trust, a real
SIMEON BRINBERG                       estate investment trust. Mr. Brinberg is Chairman of the Company's Pension
Director since 1987                   Committee and is a member of the Company's Environment, Safety and Health
                                      Committee.
-----------------------------------------------------------------------------------------------------------------

[PHOTO]                               Mr. Grant, 73, is Chairman of Galen Associates, a health care venture firm
WILLIAM R. GRANT                      and a General Partner of Galen Partners L.P. He is a Director of SmithKline
Director since 1970                   Beecham p.l.c., Minimed Inc., Allergan, Inc., Ocular Sciences Corp. and
                                      Seagull Energy Corp. Mr. Grant is Chairman of the Company's Organization
                                      and Compensation Committee.
-----------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------

[PHOTO]                               Mr. Hayden, 52, is a Managing Director of Goldman, Sachs & Co., New York,
RICHARD M. HAYDEN                     N.Y., an investment banking firm. Mr. Hayden is a member of the Company's
Director since 1992                   Finance and Organization and Compensation Committees.
-----------------------------------------------------------------------------------------------------------------

[PHOTO]                               Mr. Pappas, 67, is President, Chief Executive Officer and a Director of
NICHOLAS PAPPAS                       BioTraces, Inc. and Chairman of the Board of ChemFab Corporation. He is
Director since 1997                   also a Director of Nova Corporation and Yenkin Majestic Paint Corporation,
                                      as well as a retired Executive Vice President of E.I. dupont de Nemours and
                                      Company and a past member of the Executive Committee of DuPont Corporation.
                                      Mr. Pappas is Chairman of the Company's Environment, Safety and Health
                                      Committee and is a member of the Company's Organization and Compensation
                                      Committee.

BOARD OF DIRECTORS -- MEETINGS HELD AND COMMITTEES

     The Board of Directors held seven meetings during 1997. Each director attended 75% or more of the total meetings of the Board of Directors and Committees of which he was a member, except for Mr. Bond who attended 50% of the total meetings of the Board of Directors and Committees of which he is a member.

     The Board of Directors has the following standing committees:

     Audit Committee. The functions of the Audit Committee include (a) making recommendations to the full Board of Directors as to the engagement of the Company's independent auditors, (b) reviewing with the independent auditors the plan and results of the audit engagement, (c) reviewing the scope and results of the Company's internal audit procedures, (d) reviewing the independence of the independent auditors, (e) reviewing the adequacy of the Company's system of internal accounting controls, (f) reviewing or participating in reviews of matters relating to audit, accounting and financial statements, (g) reviewing proposed audit fees and other fees of the independent auditors, and (h) reviewing non-audit services performed by the independent auditors. The Audit Committee held four meetings during 1997.

     Governance Committee. The Governance Committee was formed in October 1997. The functions of the Governance Committee include (a) reviewing the skills of the Board of Directors to determine whether the appropriate skills are present,
(b) screening and interviewing new director candidates, (c) fashioning new director orientation, (d) recommending committee assignments to the Board of

Directors, (e) assessing the performance of the Board of Directors, (f) evaluating the performance of individual members of the Board of Directors, (g) reviewing directors' compensation and (h) maintaining and monitoring company stock ownership requirements for non-employee directors. The Governance Committee had two meetings during 1997.

     Organization and Compensation Committee. The functions of the Organization and Compensation Committee include (a) recommending approval to the full Board of Directors of the remuneration arrangements for officers, (b) recommending the adoption of compensation and benefit plans applicable to employee directors and officers, (c) exercising plenary authority in its discretion to determine the purchase price of the Common Stock issuable upon the exercise of each option, to determine the employees to whom, and the time or times at which options shall be granted and the number of shares to be issuable upon the exercise of each option, to interpret the option plans, to prescribe, amend and rescind rules and provisions relating to option plans, to determine the terms and provisions of the respective option agreements and to make all other determinations deemed necessary or advisable for the administration of the option plans, (d) reviewing the performance of the Chief Executive Officer and approving his overall compensation, subject to approval of the Board of Directors, (e) reviewing with the Chief Executive Officer the management and corporate organization structures, management organization succession plans, performance of officers and overall compensation policy of the Company, (f) reviewing management's compliance with existing company stock ownership requirements and (g) reviewing and approving for submission to the Board of Directors the election of officers. The Organization and Compensation Committee held seven meetings during 1997.

     Pension Committee. The functions of the Pension Committee include the (a) selection and dismissal of the actuary for the Company's defined benefit plans,
(b) adoption of a funding policy and determination of plan contributions for such plans, (c) review and modification of actuarial assumptions, (d) selection of trustees, investment managers and other entities involved in the management of plan assets, and (e) selection of funds for the Savings Plan and the OSi Specialties, Inc. 401(k) Savings & Investment Plan (the '401(k) plans'). The Committee is also authorized to (a) adopt amendments to the 401(k) plans, (b) periodically review and adopt changes to the Company's stated long-term rate of return on pension assets and the actuarial assumptions and discount rates used for accounting and financial reporting purposes to ensure that it is supported by the expected rate of return, (c) review the performance of investment funds offered under the 401(k) plans, and (d) recommend to the Board of Directors adoption of retirement or savings plan benefits. The Pension Committee held four meetings during 1997.

COMPENSATION OF DIRECTORS

     Non-employee directors are paid an annual retainer of $25,000, an attendance fee of $1,000 per Board meeting, and reimbursement of travel expenses. Non-employee members of the Board of Directors who are chairpersons of a committee receive an attendance fee of $1,000 per meeting of the committee, and other non-employee members of committees receive $750 per meeting of the committee. Non-employee members of committees also receive an annual retainer of $2,500 for each committee on which they serve. Any director entitled to receive annual retainers and attendance fees has the option to elect to defer payment of all or any part of such compensation pursuant to the Amended and Restated Witco Corporation Deferred Directors' Fees Plan (the 'Deferred Fees Plan') until their retirement or such other time as they have elected pursuant to that plan. Amounts deferred can either earn interest at an annual rate set forth in such plan or be converted to phantom shares of Common Stock which earn additional phantom shares on each day the Company pays a dividend. The

Company provides non-employee directors with coverage under the Company's basic life and accidental death and dismemberment policy with a death benefit of $50,000.

     The Company has retained Mr. Wishnick as an independent consultant at an annual retainer of $110,000. The consultancy agreement is automatically extended for additional terms of one (1) year each unless either party gives ninety (90) days written notice of its intention not to continue such agreement. In addition, the Company makes office space and a part-time secretary available for use by Mr. Wishnick.

DIRECTORS' STOCK OWNERSHIP REQUIREMENTS

     On March 4, 1997, the Board of Directors adopted stock ownership guidelines for directors of the Company which require that each director own Common Stock having a value equal to three times total annual compensation received as a director of the Company. Each director has five years to achieve the required level of ownership. For purposes of these stock ownership guidelines, each director acquiring phantom shares of Common Stock through participation in the Deferred Fees Plan is credited with ownership of a corresponding number of shares of Common Stock of the Company.

CERTAIN BUSINESS RELATIONSHIPS

     Mr. Hayden is a Managing Director of Goldman, Sachs & Co. This firm provided certain investment banking services to the Company during the year ended December 31, 1997 and is expected to provide similar services to the Company during 1998.

     Mr. Blankenship is a Director of Fluor Corporation. The Company has entered into an agreement with Fluor Daniel, Inc., a wholly-owned subsidiary of Fluor Corporation, whereby Fluor Daniel, Inc. has provided certain engineering, procurement, construction and project management services to the Company during the year ended December 31, 1997 and is expected to provide similar services to the Company during 1998.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     From January 1, 1997 to October 21, 1997, the Organization and Compensation Committee (the 'Committee') was composed of Messrs. Burns, Grant (Chairman), Hohn and Samuel. From October 22, 1997 to the present, the Committee is composed of Messrs. Grant (Chairman), Hayden, Hohn and Pappas. All members of the Committee participated in decisions related to compensation of the Company's executive officers.

     No executive officer of the Company served as a director or member of a compensation committee of another entity, one of whose executive officers served as a director or on the Committee of the Company.

OWNERSHIP OF SECURITIES BY DIRECTORS AND OFFICERS

     As of March 9, 1998, the directors of the Company and each executive officer named in the Summary Compensation Table, individually, and all directors and executive officers of the Company as a group beneficially owned equity securities of the Company as follows:

                                                                   AMOUNT OF BENEFICIAL OWNERSHIP
                                                     -----------------------------------------------------------
                                                      TITLE
                                                       OF      DIRECT & INDIRECT    EXERCISABLE     PERCENT OF
             NAME OF BENEFICIAL OWNER                 CLASS     OWNERSHIP(A)(B)       OPTIONS        CLASS(I)
--------------------------------------------------   -------   -----------------    -----------    -------------
Bruce R. Bond.....................................   Common             -0-               -0-       less than 1%
Don L. Blankenship................................   Common             -0-               -0-       less than 1%
Simeon Brinberg...................................   Common           3,200               -0-       less than 1%
William G. Burns..................................   Common           2,001               -0-       less than 1%
E. Gary Cook......................................   Common         103,779(c)        400,000       less than 1%
Camillo J. DiFrancesco............................   Common          13,425(d)          1,900       less than 1%
Louise Goeser.....................................   Common             -0-               -0-       less than 1%
William R. Grant..................................   Common           3,375               -0-       less than 1%
Richard M. Hayden.................................   Common           3,001               -0-       less than 1%
Harry G. Hohn.....................................   Common             501               -0-       less than 1%
Dustan E. McCoy...................................   Common          11,701(e)         52,020       less than 1%
Nicholas Pappas...................................   Common           1,000               -0-       less than 1%
Dan J. Samuel.....................................   Common           2,501               -0-       less than 1%
Roger L. Sharp....................................   Common          15,408(f)         25,000(h)    less than 1%
Frederick A. Shinners.............................   Common           8,676            14,100       less than 1%
Bruce F. Wesson...................................   Common           1,500               -0-       less than 1%
William Wishnick..................................   Common         247,171(g)            -0-       less than 1%
All directors and executive officers as a group (a
  total of 29 individuals including those named
  above)..........................................   Common         560,665           651,168               2.1%

------------

     The information provided in the chart above as to each director and named executive officer, individually, and all directors and executive officers as a group is based on information received from such individuals. However, the listing of such shares shall not be construed as an admission of beneficial ownership by such person. Except as otherwise indicated, the named beneficial owner has sole voting and investment power.

 (a) In addition to these beneficial ownership amounts, the directors listed below follow the common stock valuation method for valuing their deferred directors' compensation (see 'Compensation of Directors') and, as of December 31, 1997, such amounts constitute the economic equivalent of the following numbers of shares of Common Stock (See 'Directors' Stock Ownership Requirements'):

                                                      ECONOMIC EQUIVALENT
                                                       NUMBER OF SHARES
                                                      -------------------
Don L. Blankenship                                              62
Simeon Brinberg                                              3,199
William G. Burns                                               587
Louise Goeser                                                  212
William R. Grant                                             7,836
Richard M. Hayden                                            7,023
Harry G. Hohn                                                7,227
Nicholas Pappas                                                449
Dan J. Samuel                                                  640
Bruce F. Wesson                                              4,929

                                              (footnotes continued on next page)

(footnotes continued from previous page)

 (b) Includes shares held under the Savings Plan to which participants have voting and investment power with respect to such shares.

 (c) Includes 51,029 shares of restricted stock granted pursuant to the employment agreement, dated June 12, 1996, between Mr. Cook and the Company. See 'Employment Agreements and Other Arrangements.'

 (d) Includes 4,475 shares of restricted stock granted to Mr. DiFrancesco pursuant to the Enhanced Stock Acquisition Program. See 'Transactions with Management -- Enhanced Stock Acquisition Program.'

 (e) Includes 3,900 shares of restricted stock granted to Mr. McCoy pursuant to the Enhanced Stock Acquisition Program. See 'Transactions with
     Management -- Enhanced Stock Acquisition Program.'

 (f) Includes 6,666 shares of restricted stock granted to Mr. Sharp pursuant to an agreement providing for certain employment incentives and 1,770 shares of restricted stock granted to Mr. Sharp pursuant to the Enhanced Stock Acquisition Program. See 'Transactions with Management -- Enhanced Stock Acquisition Program.'

 (g) Includes the following shares of Common Stock as to which Mr. Wishnick disclaims beneficial ownership: 33,964 owned by his daughter and 113,388 owned by his wife.

 (h) Includes 25,000 options exercisable within 60 days granted under the 1995 Stock Option Plan, as amended (the '1995 Stock Option Plan') to such person. The options are exercisable at $36.6250. The closing price for Common Stock on the New York Stock Exchange on March 9, 1998 was $39.625 per share.

 (i) The number of shares of Common Stock outstanding on March 9, 1998 was 57,558,164.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the 'Exchange Act') requires the Company's directors and officers, and persons who own more than 10% of the Company's equity securities to file reports of ownership and changes in ownership of any class of the Company's registered equity securities with the Securities and Exchange Commission and the New York Stock Exchange. The Company believes that during 1997 all Section 16(a) filing requirements applicable to its directors and officers were complied with.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     Set forth below is a table, as of December 31, 1997, indicating those persons whom the management of the Company believes to be beneficial owners of more than 5% of the Common Stock.

The following information is based on reports filed with the Company and the Securities and Exchange Commission as of December 31, 1997 in accordance with
Section 13(g) of the Exchange Act.

                                                                                  SHARES
                     NAME AND ADDRESS                                          BENEFICIALLY      PERCENT
                   OF BENEFICIAL OWNER                       TITLE OF CLASS       OWNED          OF CLASS
----------------------------------------------------------   ---------------   ------------      --------
Fidelity Management & Research Company ...................       Common          7,468,500(1)         13%
  82 Devonshire Street
  Boston, MA 02109
Scudder Kemper Investments, Inc. .........................       Common          5,702,950(2)        9.9%
  345 Park Avenue
  New York, NY 10154
Barrow, Hanley, Mewhinney & Strauss, Inc. ................       Common          5,431,800(3)        9.5%
  One McKinney Plaza
  Boston, MA 02109
Vanguard/Windsor Funds, Inc. .............................       Common          5,431,800(4)       9.45%
  One Vanguard Boulevard
  Malvern, PA 19355
Putnam Investments, Inc. .................................       Common          5,401,461(5)          9%
  One Post Office Square
  Boston, MA 02109
T. Rowe Price Associates, Inc. ...........................       Common          3,630,330(6)        6.3%
  100 E. Pratt Street
  Baltimore, MD 21202

------------

(1) Fidelity Management & Research Company has advised that with respect to such shares they have (i) sole voting power for 647,400 shares and (ii) sole dispositive power for 7,468,500 shares.

(2) Scudder Kemper Investments, Inc. has advised that with respect to such shares they have (i) sole voting power of 1,152,750 shares; (ii) shared voting power of 4,265,800 shares and (iii) sole dispositive power for 5,702,950 shares.

(3) Barrow, Hanley, Mewhinney & Strauss has advised that with respect to such shares they have (i) shared voting power for 5,431,800 shares and (ii) sole dispositive power for 5,431,800 shares.

(4) Vanguard/Windsor Funds, Inc. has advised that with respect to such shares they have (i) sole voting power for 5,431,800 shares; (ii) shared dispositive power for 5,431,800 shares.

(5) Putnam Investments, Inc. has advised that with respect to such shares they have (i) shared voting power for 89,150 shares and (ii) shared dispositive power for 5,401,461 shares.

(6) T. Rowe Price Associates, Inc. has advised that with respect to such shares they have (i) sole voting power for 576,100 shares and (ii) sole dispositive power for 3,630,300 shares.

EXECUTIVE COMPENSATION

Cash Compensation

     The following table shows cash compensation paid, and certain other compensation paid or accrued, by the Company during the years ended December 31, 1997, 1996 and 1995 to each of the Company's five most highly compensated executive officers, including the current Chief Executive Officer. Messrs. Cook, Sharp, McCoy, DiFrancesco and Shinners were executive officers of the Company as of December 31, 1997.

                           SUMMARY COMPENSATION TABLE

                                           ANNUAL COMPENSATION                            LONG TERM COMPENSATION
                            --------------------------------------------------  ------------------------------------------
          NAME AND                 SALARY                     OTHER ANNUAL          RESTRICTED       SECURITIES UNDERLYING
   PRINCIPAL POSITION(A)    YEAR     ($)    BONUS ($)(B)  COMPENSATION ($)(C)   STOCK AWARDS ($)(D)  OPTIONS/SAR'S (#)(E)
--------------------------------  --------- ------------  --------------------  -------------------  ---------------------

E. Gary Cook                1997  $ 750,000  $1,029,375         $526,838            $ 1,040,459             170,000
  Chairman, President and   1996    441,070   1,000,000           36,485              1,588,210             800,000
  Chief Executive           1995     --         --              --                    --                   --
  Officer(g)

Roger L. Sharp              1997  $ 395,517  $  544,425         $ 16,090            $   272,056             110,000
  Executive Vice President  1996    102,596     129,000              662              --                     50,000
  and Chief of Global       1995     --         --              --                    --                   --
  Operations(h)

Dustan E. McCoy             1997  $ 264,425  $  236,558         $ 16,190            $   179,400              22,500
  Senior Vice President,    1996    218,121     --                11,683              --                     14,000
  General Counsel and       1995    202,000      67,400           12,898              --                     20,500
  Corporate Secretary

Camillo J. DiFrancesco      1997  $ 270,400  $  222,674         $ 14,973              --                     19,100
  Senior Vice President and 1996    231,665     --                14,615            $   205,850               9,500
  Chief Financial           1995    220,000      40,000           42,433              --                   --
  Officer

Frederick A. Shinners       1997  $ 260,000  $  174,460         $253,063              --                     17,300
  Group Vice President,     1996    236,100     --                 7,912              --                     17,500
  Managing Director --      1995    227,000     --                29,943                                     26,500
  Europe

          NAME AND                 ALL OTHER
   PRINCIPAL POSITION(A)      COMPENSATION ($)(F)
----------------------------  -------------------
                            <
E. Gary Cook                        $ 4,800
  Chairman, President and             4,500
  Chief Executive                  --
  Officer(g)
Roger L. Sharp                      $ 4,800
  Executive Vice President            1,650
  and Chief of Global              --
  Operations(h)
Dustan E. McCoy                     $ 4,800
  Senior Vice President,              4,500
  General Counsel and                 4,500
  Corporate Secretary
Camillo J. DiFrancesco              $ 5,092
  Senior Vice President and           6,281
  Chief Financial                  --
  Officer
Frederick A. Shinners              -$-
  Group Vice President,            --
  Managing Director --             --
  Europe

------------

 (a) Principal positions listed are as of March 1, 1998.

 (b) Mr. Cook's 1996 bonus is a $1,000,000 signing bonus paid in two equal installments in 1996 and 1997. All other amounts were received under the Officers' Annual Incentive Plan in effect for the years ended December 31, 1995, 1996 and 1997 (the 'OAIP'). All bonus amounts were paid in cash for each year.

 (c) Other Annual Compensation includes: (i) amounts for financial planning and other professional services ('FPS'); (ii) amounts for auto allowance ('AA'); (iii) Mortgage Interest Differential ('MID') for employees who relocated at the Company's request; (iv) personal use of the Company aircraft ('AU'); (v) amounts for personal liability insurance policies ('PLI'); (vi) relocation expenses ('RE') for employees who relocated at the Company's request; (vii) prepayments by the Company of indebtedness ('PPI') under the Executive Loan Program (see 'Transactions with
     Management -- Executive Loan Program') and (viii) any applicable tax reimbursement associated with those items described in subclauses (i) through (vii). The MID represents compensation to certain employees for the difference in mortgage interest between their old and new mortgage

                                              (footnotes continued on next page)

(footnotes continued from previous page) during the first five years after relocation starting at 100% in the first year and decreasing by 20% in each of the succeeding years. The table below sets forth the components of Other Annual Compensation described in (i) through (viii) above, for the year ended December 31, 1997, for the above named executive officers:

                                       FPS        AA         MID         AU        PLI         RE         PPI
                                      ------    -------    --------    -------    ------    --------    --------
    E. Gary Cook...................   $ --      $11,250    $135,225    $44,964    $2,066    $ 92,994    $333,333
    Roger L. Sharp.................   $ --      $ 9,250    $  --       $ 4,662    $2,178    $  --       $  --
    Dustan E. McCoy................   $ --      $ 8,750    $  5,210    $ --       $2,230    $  --       $  --
    Camillo J. DiFrancesco.........   $4,565    $ 8,470    $  --       $ --       $1,938    $  --       $  --
    Frederick A. Shinners..........   $ --      $   896    $  --       $ --       $1,908    $102,853    $ 15,860

     The 1997 amounts shown above in the Other Annual Compensation column for Mr. Shinners also include $131,546 received in connection with a foreign service assignment.

 (d) Dollar amount shown equals number of shares of restricted stock granted multiplied by stock price on grant dates. This valuation does not take into account the diminution in value attributable to the restrictions applicable to the shares. The value of the shares of restricted stock held on December 31, 1997, based on a closing price of the Common Stock on December 31, 1997 of $40.8125, was $2,082,621 for Mr. Cook. 20,000 shares of restricted stock issued to Mr. Cook on June 12, 1996 are subject to performance-based conditions and 9,592 shares of restricted stock issued to Mr. Cook on September 19, 1996 vest as to one-half of such shares on each of March 19 and September 19, 1998; 17,001 shares of restricted stock issued to Mr. Cook on April 24, 1997 vest as to one third of such shares on each of April 24 and October 24, 1998 and April 24, 1999; and 4,434 shares of restricted stock issued to Mr. Cook on June 10, 1997 vest as to one third of such shares on each of June 10 and December 10, 1998 and June 10, 1999. The value of the shares of restricted stock held by Mr. Sharp on December 31, 1997 was $272,056. 6,666 shares of restricted stock issued to Mr. Sharp on September 10, 1996 are subject to performance-based conditions. The value of the shares of restricted stock held by Mr. DiFrancesco on December 31, 1997 was $182,636. 2,448 shares of restricted stock issued to Mr. DiFrancesco vest on December 19, 1999 and 2,027 shares vest on May 28, 2000. The value of the shares of restricted stock held by Mr. McCoy on December 31, 1997 was $159,169. 2,500 shares of restricted stock held by Mr. McCoy vest on December 16, 1999, 200 shares vest on March 4, 2000 and 1,200 shares vest on March 12, 2000. Dividends are paid on all shares of restricted stock at the same rate as on unrestricted shares. See 'Employment Agreements and Other Arrangements' and 'Transactions with Management -- Enhanced Stock Acquisition Program.'

 (e) The stock options granted during 1997, 1996 and 1995 were granted pursuant to the 1997 Stock Incentive Plan and the 1995 Stock Option Plan which do not provide for tandem or stand alone stock appreciation rights.

 (f) Includes the Company's matching contribution under the Savings Plan in the amount of $4,800 for each of Messrs. Cook, Sharp and McCoy. With regard to Mr. DiFrancesco, the amount includes the Company's matching contribution of $5,092 under the OSi Specialties, Inc. 401(k) Savings and Investment Plan.

                                              (footnotes continued on next page)

(footnotes continued from previous page)

 (g) The 1996 salary shown represents Mr. Cook's earned base salary from the inception of his employment, June 12, 1996 through December 31, 1996. See 'Employment Agreements and Other Arrangements.'

 (h) The 1996 salary shown represents Mr. Sharp's earned base salary from the inception of his employment, September 10, 1996, through December 31, 1996. See 'Employment Agreements and Other Arrangements.'

Stock Option Grants

     The following table provides certain information concerning grants of options during the year ended December 31, 1997 to the executive officers named in the Summary Compensation Table. In addition, hypothetical gains or spreads, calculated based on assumed rates of annually compounded stock price appreciation of 5% and 10% over the term of the option, have been included in the table.

            OPTIONS GRANTED DURING THE YEAR ENDED DECEMBER 31, 1997

                                      INDIVIDUAL GRANTS(A)(B)
                        ---------------------------------------------------          POTENTIAL REALIZABLE
                         NUMBER OF    % OF TOTAL                                   VALUE AT ASSUMED ANNUAL
                        SECURITIES     OPTIONS                                       RATES OF STOCK PRICE
                        UNDERLYING    GRANTED TO    EXERCISE OR                  APPRECIATION FOR OPTION TERM
                          OPTIONS     EMPLOYEES     BASE PRICE   EXPIRATION   ----------------------------------
         NAME           GRANTED (#)  FISCAL YEAR   ($/SHARE)(C)     DATE            5%                 10%
----------------------- ----------- -------------- ------------- ----------   --------------      --------------
E. Gary Cook...........    170,000          13.8%         37.00     6/03/07   $ 3,955,747         $10,024,645
Roger L. Sharp.........     60,000           4.9%         37.00     6/03/07   $ 1,396,146         $3,538,110
                            50,000           4.1%         36.63     4/23/07   $ 1,150,512         $2,918,859
Dustan E. McCoy........     22,500           1.8%         37.00     6/03/07   $   523,555         $1,326,791
Camillo DiFrancesco....     19,100           1.6%         37.00     6/03/07   $   444,440         $1,126,298
Frederick A.
  Shinners.............     17,300           1.4%         37.00     6/03/07   $   402,555         $1,020,155

------------

 (a) Each option to purchase shares of Common Stock was granted on June 3, 1997. In addition, Mr. Sharp received a grant on April 23, 1997 in recognition of his promotion to Executive Vice President. Fifty percent of the shares subject to the option grants become exercisable one year from the date of grant and 50% become exercisable two years from the date of grant, provided the optionee continues to be employed by the Company or any of its subsidiaries.

     Only those options exercisable as of the date of the optionee's termination may be exercised during the 90 day period following such termination date; however, upon termination by (i) early or normal retirement, (ii) death or
     (iii) disability, any option not then exercisable shall become immediately exercisable and shall be exercisable during the three year period following such termination; provided that in no event shall options be exercisable after the expiration of 10 years from the date of grant. The actual value an optionee receives is dependent on future stock market conditions and there can be no assurance that the amounts reflected in the right hand columns of the table will actually be realized. No gain to the optionee is possible without an appreciation in stock value which will benefit all shareholders commensurately.

 (b) The options were granted pursuant to either the 1997 Stock Incentive Plan or the 1995 Stock Option Plan which does not provide for tandem or stand alone stock appreciation rights.

                                              (footnotes continued on next page)

(footnotes continued from previous page)

 (c) Payment for shares of Common Stock upon exercise of a stock option may be made in cash or in such other form of consideration, as deemed appropriate by the Committee (including cashless exercise procedures, shares of Common Stock or a combination of cash and shares of Common Stock).

Stock Option Exercises

     The following table provides information regarding stock option exercises by the named executive officers during the year ended December 31, 1997, including the aggregate value realized on the date of exercise. In addition, unexercised stock options (both exercisable and unexercisable) as of December 31, 1997, as well as the value of in-the-money unexercised options (i.e., options which had a positive spread between the exercise price and the fair market value of Common Stock as of December 31, 1997) have been included in the table. The closing price of the Common Stock on the New York Stock Exchange on December 31, 1997 was $40.8125.

        AGGREGATED OPTION EXERCISES IN THE YEAR ENDED DECEMBER 31, 1997
                           AND YEAR-END OPTION VALUES
                           YEAR-END VALUE -- $40.8125

                                                                        NUMBER OF SECURITIES        VALUE OF UNEXERCISED IN THE
                                         SHARE                         UNDERLYING UNEXERCISED        MONEY OPTIONS AT YEAR-END
                                      ACQUIRED ON       VALUE          OPTION AT YEAR-END (#)                   ($)
                                       EXERCISE       REALIZED      ----------------------------    ----------------------------
               NAME                       (#)            ($)        EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
-----------------------------------   -----------    -----------    -----------    -------------    -----------    -------------
E. Gary Cook.......................      -0-             -0-          400,000         570,000       $ 3,175,000     $  3,823,125
Roger L. Sharp.....................      -0-             -0-           25,000         135,000       $   245,313     $    683,438
Dustan E. McCoy....................      -0-             -0-           52,020          87,480       $   555,771     $    725,310
Camillo J. DiFrancesco.............      -0-             -0-            1,900          26,700       $    14,369     $    130,294
Frederick A. Shinners..............      -0-             -0-           14,100          47,200       $   162,281     $    375,550

Long Term Incentive Plan Awards

     The following table provides certain information concerning the grant of target awards under the Witco Corporation Long Term Incentive Plan (the 'LTIP') to the named executive officers during the year ended December 31, 1997. The Board of Directors and the shareholders of the Company adopted the LTIP in 1996 in order to provide the Company a means to award participants in Common Stock for their achievement of one or more objective performance targets over a three year performance period. For the 1996-1998 LTIP performance period, the performance target involves achieving a certain return on equity for the performance period. For the 1997-1999 LTIP performance period, the performance target involves achieving a certain operating cash flow for the performance period. All of the LTIP awards granted in the year ended December 31, 1997 were made for the 1997-1999 LTIP performance period.

        LONG-TERM INCENTIVE PLAN AWARDS IN YEAR ENDED DECEMBER 31, 1997

                                                         NUMBER OF
                                                          SHARES      PERFORMANCE OR
                                                         UNITS, OR     OTHER PERIOD           ESTIMATED FUTURE PAYOUTS UNDER
                                                           OTHER          UNTIL               NON-STOCK PRICE BASED PLANS(B)
                                                          RIGHTS      MATURATION OR     ------------------------------------------
                         NAME                               (#)         PAYOUT(A)       THRESHOLD (#)    TARGET (#)    MAXIMUM (#)
------------------------------------------------------   ---------    --------------    -------------    ----------    -----------

E. Gary Cook..........................................     17,500         3 years           8,750          17,500         35,000
Roger L. Sharp........................................     10,000         3 years           5,000          10,000         20,000
Dustan E. McCoy.......................................      3,500         3 years           1,750           3,500          7,000
Camillo J. DiFrancesco................................      3,000         3 years           1,500           3,000          6,000
Frederick A. Shinners.................................      2,200         3 years           1,100           2,200          4,400

 (a) The three year performance period until payout or maturation commenced on January 1, 1997.

 (b) Actual awards of stock, if any, under the LTIP for the performance period running from 1997-1999 will be based on a targeted operating cash flow, as defined in the LTIP. Actual awards, which will be made one-third in shares of Common Stock and two-thirds in shares of restricted stock, will be made when average operating cash flow results for the 1997-1999 performance cycle are calculated and certified by the Organization and Compensation Committee as having met the performance goals.

                             Certain Benefit Plans

Defined Benefit Pension Plan

     The Company currently has a qualified, non-contributory defined benefit plan, the Witco Corporation Retirement Plan (the 'Retirement Plan'), which covers executive officers and non-bargaining employees. Because the pension plan was sufficiently funded, no contributions were made thereto in 1997. The remuneration covered by the Retirement Plan represents the base salary plus commissions.

     Under the pension plan, a normal retirement benefit is based on (a) 1.5% of the individual's final average earnings (average earnings for the 60 months preceding retirement) multiplied by years of credited service, reduced by (b) 1.5% of the individual's Social Security benefit at retirement multiplied by years of credited service (to a maximum of 50% of the Social Security benefit). Pension benefits will not be less than the amount accrued as of December 31, 1993 under the pre-amended plan.

     To the extent that benefits under the qualified plan exceed limits established by the Internal Revenue Code of 1986, as amended (the 'Code'), they are payable under the Excess Benefit and Compensation Cap Plan of Witco Corporation (the 'Excess Plan') which provides for the payment of benefits in excess of certain limitations imposed by the provisions of the Employee Retirement Income Security Act of 1974, as amended ('ERISA'), or limitations on compensation or benefits that may be imposed by the Code.

     The following table illustrates the estimated annual benefits payable to an employee, including those named in the Summary Compensation Table on page 13, under the qualified and excess plans. These estimates assume continued employment until the normal date of retirement at age 65, and are based on a straight-life annuity form of retirement income. Amounts shown in the table will be reduced by the Social Security offset.

                                                   YEARS OF SERVICE
   FINAL        --------------------------------------------------------------------------------------
AVERAGE PAY        10           15           20           25           30           35           40
-----------     --------     --------     --------     --------     --------     --------     --------

$  100,000      $ 15,000     $ 22,500     $ 30,000     $ 37,500     $ 45,000     $ 52,500     $ 60,000
   150,000        22,500       33,750       45,000       56,250       67,500       78,750       90,000
   200,000        30,000       45,000       60,000       75,000       90,000      105,000      120,000
   250,000        37,500       56,250       75,000       93,750      112,500      131,250      150,000
   300,000        45,000       67,500       90,000      112,500      135,000      157,500      180,000
   350,000        52,500       78,750      105,000      131,250      157,500      183,750      210,000
   400,000        60,000       90,000      120,000      150,000      180,000      210,000      240,000
   450,000        67,500      101,250      135,000      168,750      202,500      236,250      270,000
   500,000        75,000      112,500      150,000      187,500      225,000      262,500      300,000
   550,000        82,500      123,750      165,000      206,250      247,500      288,750      330,000
   600,000        90,000      135,000      180,000      225,000      270,000      315,000      360,000
   650,000        97,500      146,250      195,000      243,750      292,500      341,250      390,000
   700,000       105,000      157,500      210,000      262,500      315,000      367,500      420,000
   750,000       112,500      168,750      225,000      281,250      337,500      393,750      450,000
   800,000       120,000      180,000      240,000      300,000      360,000      420,000      480,000
   850,000       127,500      191,250      255,000      318,750      382,500      446,250      510,000
   900,000       135,000      202,500      270,000      337,500      405,000      472,500      540,000
   950,000       142,500      213,750      285,000      352,250      427,500      498,750      570,000
 1,000,000       150,000      225,000      300,000      375,000      450,000      525,000      600,000

     As of December 31, 1997, Messrs. Cook, Sharp, McCoy and Shinners, had completed one, one, four and three years of credited service, respectively.

     During 1997, Mr. DiFrancesco participated in the Retirement Program for Employees of OSi Specialties, Inc. and its Participating Subsidiary Companies (the 'OSi Plan'). As of December 31, 1997, Mr. DiFrancesco had completed 4 years of service under the OSi Plan. The table set forth above illustrates the estimated annual benefits payable to Mr. DiFrancesco under the OSi Plan. However, for purposes of the OSi Plan, 'final average pay' is defined as average compensation for the 36 months preceding retirement.

Deferred Compensation Plan

     The Board of Directors amended and Restated the Witco Corporation 1994 Deferred Compensation Plan on December 4, 1997 and renamed such plan the Witco Corporation Deferred Compensation Plan (the 'Deferred Plan'). The Deferred Plan is intended to provide certain employees with the opportunity to defer some or all of the bonus otherwise payable to them by the Company. An employee who was a participant in certain bonus plans was eligible to participate in the Deferred Plan in 1997. Amounts deferred for 1997 can either earn interest, compounded monthly, at an annual rate equal to the yield quotation as of the end of the calendar quarter for the U.S. Treasury 5-year note or be converted into phantom shares of Common Stock which will earn additional phantom shares on each day the Company pays a dividend. Deferred account balances are payable in cash and are distributed at the election of the participant in a lump sum or in installment payments on January 1 of each year for a period of years (not to exceed ten (10) years) specified by the participant or at retirement or termination. In the event of a change in control, as defined in the Deferred Plan, deferred account balances are paid in cash and are distributed not later than 30 days after the date of the change in control.

Supplemental Executive Retirement Plan

     The Company has a Supplemental Executive Retirement Plan (the 'SERP'). Participants in the SERP are or have been corporate officers selected by the Board of Directors. The SERP supplements coverage under the Company's pension plan and provides a participant, who retires at or after age 65 (or at or after age 62 if approved by the Board of Directors), with 50% of his average base salary plus average bonus (base salary is averaged over three years preceding retirement and bonus is the average of the three highest bonuses awarded in the 60 months preceding retirement) less amounts paid under the Retirement Plan (or other qualified defined benefit plan), the Excess Plan and 50% of the Social Security benefit. If a participant retires and his retirement year bonus is higher than the bonus used in the calculation, the SERP benefit is adjusted to reflect the higher bonus.

     Estimated annual target retirement benefits under all retirement plans, including the SERP, payable as a 50% joint and survivor annuity or 15 year certain annuity (if unmarried) at age 65 are as follows, assuming future base salaries remain at current levels and bonuses paid equal 60% of base salary for Messrs. Cook and Sharp and 40% of base salary for Messrs. McCoy, DiFrancesco and
Shinners: Mr. Cook $924,147, Mr. Sharp $377,111, Mr. McCoy $322,955, Mr.
DiFrancesco $348,366 and Mr. Shinners $259,176.

     In the event of death prior to the date benefits are to commence, the Company will pay a benefit to the executive's beneficiary.

     In the event of a change in control, as defined in the SERP, each participant will be fully vested in a monthly supplemental retirement benefit commencing at age 60 equal to one-twelfth of the annual benefit which is equal to 50% of the sum of the participant's base salary, bonus and LTIP amount, reduced by amounts paid under the Retirement Plan (or other qualified defined benefit plan), the Excess Plan and 50% of the Social Security benefit. For this purpose, base salary is defined as the annual rate of salary in effect on the date employment terminates (or if higher the rate in effect on the date of change in control). Bonus is defined as the highest bonus awarded under the OAIP (or other annual bonus plan) during the 60 complete months preceding the date employment terminates. If a participant did not receive a bonus for the year preceding the termination date, the target bonus for such year is used (or, if higher, the target bonus in the year preceding the change in control). The LTIP amount means the aggregate value of the award made under the LTIP for the preceding three year bonus period, divided by three.

     In the event of the actual or constructive termination of employment of a participant within three years after a change in control or prior to a change in control at the request of any person who effects a change in control, the participant will be entitled to one lump sum in an amount equal to three times the participant's base salary, bonus and LTIP amount, as such terms are defined above. In addition, the participant receives (i) outplacement services, (ii) if applicable, continuation of certain payments under any relocation policy, (iii) the company car the participant is using as of the termination date, grossed up for any income taxes payable in respect of the transfer of such car, and (iv) any amounts accrued under other programs, including a pro-rated bonus under the OAIP (or other applicable annual bonus plan) in respect of the year in which employment terminates.

     The SERP further provides for the gross-up of payments that are subject to an excise tax imposed by Code Section 4999 as a result of a change in control and the payment of legal fees in connection with any action to enforce payment under the SERP following a change in control.

     In exchange for the protections afforded to a participant upon termination of employment following a change in control, each participant is bound for a period of two years following such termination not to (i) render services of any nature for compensation to any person nor acquire any significant financial interest in any business in which the Company has been substantially engaged on or prior to the date employment terminates, or (ii) solicit any employee of the Company to terminate his or her employment. In addition, each participant is bound not to disclose, divulge or make accessible to any third party any information of a secret or confidential nature known to the participant in the course of his or her employment with the Company until such information has come into the public domain or has otherwise ceased to be secret or confidential.

EMPLOYMENT AGREEMENTS AND OTHER ARRANGEMENTS

     Mr. Cook and the Company are parties to an employment agreement, dated June 12, 1996. The agreement is for an initial term of three years from that date, and thereafter continues for annual periods unless either party provides six months written notice that the agreement shall not continue. In addition to the right to participate in the future in compensation, benefit and welfare plans available to other executive officers of the Company, the agreement provides for the following: (a) annual base salary of $750,000 (subject to adjustment by the Board of Directors from time to time); (b) options to purchase 800,000 shares of Common Stock; (c) an award of 30,000 restricted shares of Common Stock, of which one third are vested and additional thirds will vest at such time as the fair market value of the Common Stock is $53.125 per share and $66.00 per share for five consecutive trading days; (d) a signing bonus of $1,000,000, of which one half was paid upon execution of the agreement and one half was paid in the first quarter of 1997; and (e) restricted shares of Common Stock having a value equal to the difference, if any, between the value of shares of Mr. Cook's former employer on the date Mr. Cook exercises options to purchase such shares, and $23.00. To date, Mr. Cook has been granted 47,766 restricted shares of Common Stock pursuant to item (e) above.

     The agreement also provides, notwithstanding certain provisions contained in the SERP, Mr. Cook will be entitled to 40% of the normal supplemental retirement benefit upon retirement as an active officer of the Company within three years of his commencement of employment, 60% if such retirement occurs on or after three years of employment but before completion of five years and 100% if such retirement occurs on or after five years of employment.

     The agreement provides that if the employment arrangement is terminated during its term by the Company other than by reason of death, disability or for cause, or if Mr. Cook terminates the agreement for good reason, the Company shall pay to Mr. Cook the aggregate of the following amounts within 30 days after termination of employment: the sum of (i) base salary through the date of termination, (ii) a prorated portion of the bonus targeted for the fiscal year,
(iii) any deferred compensation, and (iv) the amount equal to the product of three times annual compensation based on his five year average total compensation amounts.

     The terms of Mr. Sharp's employment are set forth in a letter agreement dated April 23, 1997. In addition to the right to participate in the future compensation, benefit and welfare plans available to other executive officers of the Company, the agreement provides for the following: (a) annual base salary of $425,000; (b) options to purchase 50,000 shares of Common Stock, fifty percent of which vest on each of April 23, 1998 and April 23, 1999; and (c) an award of 10,000 restricted shares of Common Stock, of which one third are vested and additional thirds will vest at such time as the fair market value of the Common Stock is $50 per share and $60 per share for five consecutive trading days.

     The agreement also provides, notwithstanding certain provisions contained in the SERP, Mr. Sharp will be entitled to 40% of the normal supplemental retirement benefit upon retirement as an active officer of the Company within three years of his commencement of employment, 60% if such retirement occurs on or after three years of employment but before completion of five years and 100% if such retirement occurs on or after five years of employment.

     The agreement provides that Mr. Sharp's employment with Witco is involuntarily terminated other than for cause (as defined in the SERP) at any time other than following a change in control (as defined in the SERP), he will be entitled to a severance payment equal to: (i) two (2) times his base salary at the time of termination, and (ii) if during the 25th through 30th month following such termination his total income from all employment or independent contractor relationships during such six (6) month period is less than one half of his annual salary at the time of termination, the difference between one half of his annual salary at the time of termination and such total income during such six (6) month period.

TRANSACTIONS WITH MANAGEMENT

     In 1996, the Company adopted Stock Ownership Guidelines for the Company's executive officers which must be achieved within five (5) years. These guidelines establish minimum levels of stock ownership as follows: the Chief Executive Officer -- stock having a value equal to three times salary; senior officers -- stock having a value equal to two times salary; and, all other officers -- stock having a value equal to one times salary. Any officer who fails to reach these ownership guidelines will be required to apply twenty percent (before taxes) of the gross amount of any cash bonus payable to such officer to the purchase of shares of Common Stock until compliance with these guidelines is attained. In order to assist and encourage executive officers to reach these ownership guidelines as soon as possible, the Executive Loan Program and Enhanced Stock Acquisition Program, both described below, were established.

Executive Loan Program

     A loan facility (the 'Facility') has been established with Fleet National Bank ('Fleet') under which Fleet will make unsecured loans to executive officers of the Company and under the Facility the Company will guarantee repayment of the loans. Participating officers agree with the Company that loan proceeds will be used to purchase Common Stock and that they will indemnify the Company against any liability the Company may incur under its guarantee. Loan amounts are limited to the multiple of executive officer salary which equals the stock ownership multiple. Each loan has a five (5) year term. As additional compensation, the Company has established a program under which executive loans are prepaid, but no more than one-third of the loan amount will be prepaid by the Company in any one year. The amount and the timing of the pre-payments are based on performance based criteria which have been established by the Organization and Compensation Committee. All amounts borrowed pursuant to the Facility and not prepaid by the Company must be repaid by the executive officer. On December 30, 1996, Mr. Cook entered into such a loan agreement with Fleet for an amount of $1,000,000, for the purpose of purchasing shares of Common Stock. On January 28, 1997, Mr. Shinners entered into such a loan agreement with Fleet for an amount of $260,000, for the purpose of purchasing shares of Common Stock. To date, the Company has prepaid $220,166 and $10,507 on behalf of Messrs. Cook and Shinners, respectively, under the program.

Enhanced Stock Acquisition Program

     To the extent any executive officer purchases Common Stock with funds from any source other than the Facility, the Company will grant the executive officer one share of restricted stock for each two shares so purchased. The restrictions on these restricted shares lapse three years from the date of the purchase giving rise to the grant. To date, the Company has purchased in the open market all shares of Common Stock required to be issued as restricted shares under this program, but reserves the right to issue restricted shares under the 1997 Stock Incentive Plan. To date, the Company has granted 4,475, 3,900 and 1,770 restricted shares of Common Stock to Messrs. DiFrancesco, McCoy and Sharp, respectively, under this program.

INDEBTEDNESS OF MANAGEMENT

     In connection with the relocation of Roger Sharp, the Company's Executive Vice President and Chief of Global Operations, to the Company's headquarters area, the Company has loaned Mr. Sharp $535,509 with recourse, which loan is evidenced by a non-interest bearing note and secured by a first mortgage on his residence.

     In connection with the relocation of Georg Urban, the Company's Group Vice President -- Oleochemicals & Derivatives, to the Company's headquarters area, the Company has loaned Mr. Urban $200,000 with recourse, which loan is evidenced by a non-interest bearing note and secured by a second mortgage on his residence.

             REPORT OF THE ORGANIZATION AND COMPENSATION COMMITTEE

THE COMMITTEE'S ROLE

     The Organization and Compensation Committee (the 'Committee') is comprised entirely of non-employee members of the Company's Board of Directors (the 'Board'). The Committee reviews and recommends to the Board for approval the Company's executive compensation policies and programs, and amendments to such policies and programs. The Committee reviews and recommends to the Board for approval all compensation payments to the Chief Executive Officer and the Company's other corporate officers (all of whom are hereinafter referred to as the 'executive officers'), and the aggregate incentive compensation payments of all employees of the Company. The Committee also reviews the Company's organizational structure and the functions of the Company's executive officers, and recommends to the Board for approval persons to become executive officers.

     To carry out its responsibilities, the Committee met seven times during 1997.

OBJECTIVES OF THE EXECUTIVE COMPENSATION PROGRAM

     The Committee's leading objective in the establishment of compensation opportunities for the Company's executive officers is to drive thinking and behavior at the officer level which maximizes the Company's long-term shareholder value. In pursuing this objective, the Committee believes the Company's executive compensation programs must:

           Encourage, by rewarding, decision making which enhances shareholder value;

           Promote the achievement of common goals for all employees by aligning the incentive pay opportunities of the Company executive officers with those of each employee of the Company;

           Pay for performance, motivating both long-term and short-term performance for the benefit of the Company's shareholders;

           Provide a total compensation program competitive with those of companies with which the Company competes for top management talent on a global basis;

           Place greater emphasis on variable incentive compensation versus fixed or base pay, particularly for the Company's executive officers and to a lesser extent all of the Company's employees; and

           Require significant Common Stock ownership by the Company's executive officers in order to align their interests with those of the Company's shareholders.

     Overall, the Company's executive compensation program is designed to be weighted with performance-oriented compensation, with a large portion of executive compensation 'at risk.' The portion of the total compensation represented by annual and long-term incentives that relate directly to performance, with targets achieved under the Company's plans, constitutes approximately 65% of the total compensation of the Company's executive officers for 1997, and approximately 80% of the total compensation of the Chief Executive Officer.

     The Committee attempts to set total compensation opportunity levels which are competitive with a comparison group of chemical and petroleum product companies and other major publicly-traded companies of similar size and complexity (the 'Comparison Group'). The companies in the Comparison Group include, but are broader than, the companies represented in the Comparison of Five-Year Cumulative Total Return graph included in this Proxy Statement, as the Committee believes that it competes for talent in a relevant market which is broader than those companies against which it directly competes.

     For 1997 the Committee targeted base salary, averaged across the executive officers as a group, to the median compensation levels of the Comparison Group. Total compensation, including base salary, cash incentive compensation, stock option grants and grants under the Company's Long Term Incentive Plan were targeted to the top quartile of compensation levels of the Comparison Group when the Company is operating at high performance levels set by the Committee. In performing its role, the Committee reviews information from various sources, including proxy statement surveys, industry surveys, and external compensation consultants.

POSITION ON DEDUCTIBILITY OF COMPENSATION

     Section 162(m) of the Code establishes a limit on the deductibility of annual compensation for certain executive officers which exceeds $1,000,000 unless the Company complies with certain conditions in the design and administration of its compensation programs. The Committee takes into account
Section 162(m) of the Code while reviewing and establishing its policies with respect to the qualifying compensation paid to its executive officers. The design and administration of the Company's Officers' Annual Incentive Plan ('OAIP'), the 1992 Stock Option Plan, the 1995 Stock Option Plan and the 1997 Stock Incentive Plan (collectively, the 'Stock Plans'), and Long Term Incentive Plan ('LTIP') permit the Company to deduct all compensation paid pursuant to those plans. However, the Committee reserves the right, under appropriate circumstances or where merited by individual performance, to authorize compensation payments which may not be fully tax deductible by the Company.

OVERVIEW OF EXECUTIVE COMPENSATION AND 1997 COMMITTEE ACTIONS

     In furtherance of the Committee's objectives, the Company's existing executive compensation program has five principal components: (1) base salary,
(2) annual cash incentives under the OAIP, (3) stock options under the Stock Plans, (4) awards of stock under the LTIP, and (5) awards under the Shareholder Value Incentive Plan ('SVIP').

THE BASE SALARY PROGRAM

     The base salary program is intended to provide base salary levels that are externally competitive and internally equitable, and to reflect each individual's sustained performance and cumulative contribution to the Company. The current salary of each executive officer is compared to salary surveys for similar positions having approximately the same scope of responsibility. Proxy statement data is used for comparison of the five most highly-compensated executives. Each executive officer's individual performance is reviewed to arrive at merit increase determinations. These merit increases are then reviewed within the context of the total merit increase budget to determine reasonableness. This analysis is necessarily a subjective process which utilizes no specific weighting or formula with respect to the described factors in determining the base salaries of executive officers. In 1997, the Committee's goal was to bring the average of executive officer salaries, as a group, to the median base salaries for comparable positions in the Comparison Group.

THE OFFICERS' ANNUAL INCENTIVE PROGRAM

     The OAIP provides for annual incentive compensation based on various performance measures for executive officer positions. Incentives are paid under the OAIP only if corporate performance exceeds a predetermined performance target reflecting minimally acceptable performance.

     In 1997 the Committee established as OAIP targets the attainment of a certain earnings per share ('EPS') and operating cash flow of a certain amount ('Cash Flow'), which performance measurements were weighted 75% and 25%, respectively. The percentage of the target bonus attributable to EPS ranged from 50% of the target bonus (for attainment of 80% of the target), to 250% of the target bonus (for attainment of 140% of the target). The percentage of target bonus attributable to Cash Flow ranged from 50% of the target bonus (for attainment of 87% of the target), to 250% of the target bonus (for attainment of 126% of the target). The target bonus for the Messrs. Cook and Sharp was 60% of base salary, and for the remaining executive officers the target bonus was 40% of base salary.

     The Committee retains the right to make additional incentive awards to the executive officers, or to reduce payments under the OAIP, to reflect personal performance factors and contributions. No additional award may exceed 50% of the OAIP amount, and no OAIP amount will be reduced by more than 50%.

STOCK PLANS

     The Stock Plans are designed to reward employees directly for appreciation in the long-term price of the Company's stock. The Stock Plans directly link the compensation of executive officers to gains by the shareholders and encourage executive officers to adopt a strong ownership orientation in their work. The Stock Plans also place what can be a significant element of compensation at risk because the options have no value unless there is appreciation over time in the value of Company stock.

     The Stock Plans enable the Committee to grant both incentive stock options (as defined under Section 422 of the Code) and non-qualified stock options.

     With the understanding that the value (if any) of stock options is based on future performance, the Committee has based annual stock option grants at the 75th percentile of expected value for long-term incentive grants among Comparison Group companies. The Committee uses the Black-Scholes method of valuing stock option grants. The Committee periodically reviews the practices, grant levels, and grant values of the Comparison Group to ensure the plan continues to meet the Company's objectives. Although options are intended to reward future performance more than past or current performance, the Committee reserves the right to adjust annual grants in light of unusually poor or exceptionally strong corporate or individual performance.

LONG TERM INCENTIVE PLAN

     The LTIP is a long-term incentive plan tied to the Company's performance. The LTIP is designed to motivate the Company's most senior executives, as their efforts most affect Company performance, and to link their compensation to the Company's long-term financial objectives. The LTIP compensates senior executives who participate in the plan for performance over three (3) year performance periods. Within 90 days after the commencement of each three (3) year performance period, the Committee determines which executive officers will participate in the LTIP for the performance period, and for each participant:
(i) the applicable performance measure for the performance period (the performance measures available for selection by the Committee are defined in the
LTIP); (ii) the performance target for each performance measure; (iii) the number of shares of Common Stock to be awarded if the performance target is achieved during the performance period (the 'Target Award'); and (iv) the range of percentage of the Target Award to be awarded upon the attainment of various percentages of the performance target.

     Awards under the LTIP are made in Common Stock. Shares awarded under the LTIP will consist of one-third unrestricted shares and two-thirds restricted shares. If the performance period ends at the close of the Company's fiscal year, the restrictions on one-half of the restricted shares will lapse on the January 1 immediately following the date the shares are awarded, and the restrictions on the remainder will lapse on the following January 1. The Committee has the discretion to reduce any participant's award.

     For the 1996-1998 LTIP performance period, the Committee established a performance target of achieving a certain return on equity for the performance period. For the 1997-1999 performance period, the Committee established a performance target of achieving a certain cash flow for the performance period.

SHAREHOLDER VALUE INCENTIVE PLAN

     The SVIP was approved at the April 23, 1997 Annual Meeting of the Company's shareholders. The SVIP is designed to promote the interests of the Company and its shareholders by providing selected officers and employees of the Company and its subsidiaries with a strong incentive to increase dramatically the shareholder value of the Company by increasing the share price of the Company's Common Stock to at least $75 5/8 for a period of ten consecutive trading days and/or by increasing earnings per share to at least $4.50 per share (each event a 'Target' and, collectively, 'Targets'). Participants in the SVIP are granted shares of the Company's Series B Preferred Stock ('Preferred Stock'). Each share of Preferred Stock automatically converts into 10 shares of Common Stock if either Target is met by March 4, 2002.

     Grants to the Company's executive officers in 1997 constitute one time grants which will not be repeated in succeeding years, although in the future persons not currently employed by the Company who become executive officers may receive new grants under the SVIP and employees who are promoted to executive officer positions may receive new or additional grants under the SVIP. No grant of Preferred Stock under the SVIP was made to the Chief Executive Officer in view of the other compensation incentives to increase shareholder value applicable to him under his employment contract and the Company's other incentive plans. In determining the size of each executive officer grant pursuant to the plan the Committee considered each officer's present position and likely future contribution to the Company. If the Target is realized by virtue of achieving a stock price of $75 5/8 for ten consecutive trading days, the amounts payable to the executive officers would represent approximately 3% of the amount that would be realized by the Company's shareholders in the aggregate.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

     The Chief Executive Officer did not receive an increase in base salary in 1997 as he and the Company had entered into an employment agreement in June 1996 which set an initial base salary which in 1997 was within 5% of the median of the Comparison Group. Mr. Cook's employment agreement provided for Mr. Cook to receive a signing bonus, the final installment of which was paid in 1997. The signing bonus was in recognition of the difficulty of services to be performed and the desire of the Committee to obtain Mr. Cook's services on a competitive basis in view of his industry experience and success. In 1997 Mr. Cook received restricted common stock of the Company pursuant to his employment agreement with the Company to cover the long term loss of stock options granted by his former employer. These restricted stock grants were tied to the need to recognize Mr. Cook's past compensation history as a part of the competitive factors to be addressed in order to retain his services.

     The incentive payment to Mr. Cook pursuant to the OAIP followed the policy and calculation described above for that plan. The Committee increased Mr. Cook's total incentive payment by an amount equal to 50% of the OAIP amount in recognition of his substantial contribution to the Company's excellent results in 1997. In determining Mr. Cook's total incentive compensation for 1997, the Committee considered (i) the improvement to the Company's safety record in 1997 versus previous years, (ii) the 1997 reorganization of the Company's businesses,
(iii) the Company's earnings per share from continuing operations and cash flow improvement in 1997 versus 1996, (iv) the Company's achievements in 1997 versus those of peer companies in the chemical industry, as listed in the Performance Graph section of this proxy statement, in net income growth, earnings per share, return on equity, stock price appreciation, and total shareholder return, (v) the accomplishments of the Company in achieving the first year's goals in a three year restructuring plan, (vi) his leadership in attracting four new members to the Board of Directors of the Company and (vii) his leadership in the development and adoption of the Company's Corporate Governance Guidelines. A portion of Mr. Cook's compensation in 1997 will not be deductible under Section 162(m) of the Code. See 'Position on Deductibility of Compensation.'

     The determination of the Chief Executive's annual grants of stock options and awards under the LTIP followed the policies set forth above. The Committee sets Mr. Cook's total compensation in a manner to establish a strong connection between his compensation and the success of the Company. Approximately 80% of Mr. Cook's total compensation from salary, annual incentive compensation payments, stock options, and grants under the LTIP is stock based and tied to the success of the Company.

     The Chief Executive Officer annual goals and objectives are established by the Committee and his performance against the goals and objectives is evaluated annually by the entire Board of Directors in executive session. The results of the evaluation process are communicated to the Chief Executive Officer by the Chairman of the Committee and the chairman of the Governance Committee of the Board.

GENERAL

     The Committee endeavors to develop a compensation mix for the Company's executive officers which provides the proper incentives to build shareholder wealth from sales, earnings, returns and cash. To develop the appropriate mix, the Committee considers the following factors: (i) base salary, (ii) OAIP payments based upon achievement of earnings per share and cash flow targets,
(iii) LTIP awards for successive three year cycles based upon return on equity, cash flow, sales and operating margin targets (with sales and operating margin targets established in the 1998-2000 three year cycle), (iv) the realized value of stock option grants which is dependent upon developing shareholder return so that the price of the Company's stock increases, thereby aligning the interests of the executive officers with those of other shareholders, and (v) if the SVIP Targets of either a stock price of $75 5/8 or earnings per share of $4.50 are met, the Company's shareholders will have realized substantial increases in shareholder value.

     SUBMITTED BY THE ORGANIZATION AND COMPENSATION COMMITTEE OF THE BOARD OF
DIRECTORS:

     William R. Grant, Chairman            Harry G. Hohn
     Richard M. Hayden                     Nicholas Pappas

PERFORMANCE GRAPH

     The following chart compares the cumulative total shareholder return on Common Stock during the five fiscal years ended December 31, 1997 with the cumulative total return on the S&P 500 Stock Index and the S&P Chemicals and Specialty Chemicals Indices, as well as a custom composite index comprised of eleven companies with which the Company competes directly. The Eleven Stock Custom Composite Index consists of Air Products & Chemicals Inc., Albemarle Corp. (since March 31, 1994), Cabot Corp., Cytec Industries Inc. (since December 31, 1993), Eastman Chemical Co. (since December 31, 1993), Great Lakes Chemical Corp., Hercules Inc., International Flavors & Fragrances Inc., Lubrizol Corp., Morton International Inc. and Rohm & Haas Co. These entities have achieved performance for their shareholders at levels better than others in the specialty chemical industry and the Company believes measurement against the performance of these entities more accurately compares the Company's achievement against its objective than do industry indices. The year-end investment values are shown beneath the graph.

                               WITCO CORPORATION
                 COMPARISON OF 5-YEAR CUMULATIVE TOTAL RETURN:
                S&P 500, S&P CHEMICALS, S&P SPECIALTY CHEMICALS,
                       CUSTOM COMPOSITE INDEX (11 STOCKS)
                  VALUE OF $100 INVESTED ON DECEMBER 31, 1992
                       AND REINVESTMENT OF ALL DIVIDENDS


                                 [GRAPHIC]

                     SOURCE: GEORGESON & COMPANY INC.

                          DEC 92   DEC 93  DEC 94  DEC 95  DEC 96  DEC 97
WITCO                      $100     $132    $105    $130    $140    $193
S&P 500'r'                 $100     $110    $112    $153    $189    $252
S&P'r' CHEMICALS INDEX     $100     $112    $129    $169    $223    $275
S&P'r' CHEMICALS           $100     $114    $100    $131    $134    $166
(SPECIALTY) INDEX
CUSTOM COMPOSITE           $100     $122    $124    $154    $160    $187
INDEX (11 STOCKS)

     The Stock Price Performance Graph above and the foregoing Organization and Compensation Committee Report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent Witco Corporation specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

                                   PROPOSAL 2
          PROPOSED RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

     The Board of Directors has appointed Ernst & Young LLP as the independent auditors to examine the accounts of the Company for the 1998 fiscal year. Ernst & Young LLP has been serving the Company in this capacity for many years. In the event that ratification of this selection of auditors is not approved by the affirmative vote of a majority of the shares having voting power present in person or represented by proxy at the meeting, the selection of independent auditors will be reconsidered by the Board of Directors.

     A member of Ernst & Young LLP is expected to be in attendance at the Annual Meeting with the opportunity to make a statement and respond to questions.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT AUDITORS.

                             ADDITIONAL INFORMATION

     The entire cost of this solicitation will be borne by the Company, including reimbursement of banks, brokerage firms, custodians, nominees and fiduciaries for their reasonable expenses in sending proxy materials to the beneficial owners of stock. Proxies may be solicited personally, by mail, by telephone, by facsimile or by telegraph, by the directors, officers or other employees of the Company, without remuneration other than regular compensation. In addition, the Company has retained Georgeson & Company Inc. to assist in the solicitation of proxies at a fee estimated to be $8,500, excluding out-of-pocket expenses.

     At the date of this Proxy Statement, management does not know of any matter to be brought before the meeting for action other than the matters described in the Notice of Annual Meeting and matters incident thereto. If any other matters should properly come before the meeting, the holders of the proxies will vote and act with respect to such matters in accordance with their best judgment. Discretionary authority to do so is conferred by the enclosed proxy.

     The proxy is revocable by a shareholder at any time before the exercise thereof, and the giving of such proxy will not affect the shareholder's right to vote in person if it is later found to be convenient to attend the meeting.

     Shareholder Proposals: If any shareholder intends to present a proposal to the Company for inclusion in its proxy statement relating to the annual meeting of shareholders to be held in April 1999, or wishes to recommend nominees to the Board of Directors, such proposal, in writing and addressed to the Secretary, must be received by the Company no later than November 27, 1998. A shareholder may bring other business before an annual meeting by giving written notice of such proposed business, either by personal delivery or by United States mail, either certified or registered, return receipt requested, to the Secretary of the Company at least ninety days prior to the anniversary date of the last annual meeting held or not later than ten days after notice of public disclosure of the date of the annual meeting is given or made to shareholders, whichever date is earlier. Such notice shall set forth as to each item of business the shareholder proposes to bring before the annual meeting (i) a brief description of such item of business and the reasons for conducting it at the meeting and, in the event that such item of business includes a proposal to amend either the certificate of incorporation of the Company or the by-laws, the language of the proposed amendment, (ii) the name and address of the shareholder proposing such item of business, (iii) a representation that the shareholder is a holder of record of stock of the Company entitled to vote at such meeting having a market value of at least one thousand dollars and intends to appear in person or by proxy at the meeting to propose such item of business, and (iv) any material interest of the shareholder in such item of business. Only business which has been properly brought before an annual meeting of shareholders in accordance with the by-laws shall be conducted at such meeting, and the Chairman of such meeting may refuse to permit any business to be brought before such meeting which has not been properly brought before it in accordance with the by-laws.

     Please fill in, sign and date the enclosed form of proxy and return it in the accompanying self-addressed envelope which requires no further postage if mailed in the United States. If you attend the Annual Meeting of Shareholders and wish to vote your shares in person, you may do so. Your cooperation in giving this matter your prompt attention will be appreciated.

By order of the Board of Directors,

                                                    Dustan E. McCoy
                                                    Senior Vice President,
                                                    General Counsel
                                                    and Corporate Secretary

March 20, 1998

                                   APPENDIX 1
                                   PROXY CARD
PROXY

                               WITCO CORPORATION

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY
          FOR THE ANNUAL MEETING TO BE HELD APRIL 22, 1998

The undersigned hereby appoints E. Gary Cook, Camillo J. DiFrancesco and Dustan E. McCoy or any one of them, as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote all the shares of WITCO CORPORATION held of record by the undersigned on March 11, 1998, with all powers the undersigned would possess if present upon the following matters and upon any other business that may properly come before the ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON WEDNESDAY, APRIL 22, 1998 at 10:30 A.M., at Witco Corporation, One American Lane, Third
Floor, Greenwich, Connecticut, and at any adjournments thereof.

This proxy when properly executed will be voted as specified herein. If no specification is made, it is the intention of the proxies to vote FOR proposals 1 and 2.

Please indicate your vote for the election of Directors on the reverse. The nominees are:

Bruce R. Bond, William G. Burns, E. Gary Cook, Louise Goeser, Roger L. Sharp and William Wishnick

Please sign the reverse side of this proxy and return it promptly whether or not you expect to attend the meeting. You may nevertheless vote in person if you do attend.

                                                               SEE REVERSE SIDE

- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
                                  FOLD AND DETACH HERE


WITCO

                                      WITCO CORPORATION
                                      One American Lane
                                      Greenwich, CT 06831-2559

                                      E. GARY COOK
                                      Chairman of the Board, President
                                      and Chief Executive Officer

March 20, 1998

To the Shareholders of Witco Corporation:

The 1998 Annual Meeting of Shareholders of Witco Corporation will take place on Wednesday, April 22, 1998, beginning at 10:30 a.m. Eastern Daylight Savings Time in the offices of Witco Corporation, One American Lane, Greenwich, Connecticut on the 3rd floor. See the reverse side of this letter for a map to Witco's World Headquarters in Greenwich, Connecticut. The matters to be taken up at the meeting are described in the enclosed proxy statement.

Your vote and participation in the Annual Meeting of Shareholders is important. Whether you plan to attend the meeting or not, please review carefully the enclosed proxy statement, complete the form of proxy on the reverse side, and return the form promptly in the envelope provided.

If you do plan to attend the meeting, we look forward to seeing you at the meeting.

Sincerely,


E. GARY COOK
--------------------------
E. Gary Cook


-------------------------
Chairman

       Please mark your
[X]    votes as in this                                         0581
       example.

   This proxy when properly executed will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR the election of directors and FOR proposal 2.

        The Board of Directors recommends a vote FOR proposals 1 and 2.

                             FOR    WITHHELD                                 FOR   AGAINST   ABSTAIN
1. Election of Directors.    [ ]      [ ]          2. To ratify the          [ ]     [ ]       [ ]
   (see reverse                                       appointment of
                                                      Ernst & Young LLP
For, except vote withheld from the ominee(s):         as the Company's
                                                      independent auditors
                                                      for 1998.
------------------------

SIGNATURE(S)---------------------------DATE--------
NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
                                  FOLD AND DETACH HERE

[LOGO]

DIRECTIONS TO WITCO

I-684 to Exit 2
"Westchester Airport"
East to traffic light
Left onto Rte. 120 North
9/10ths of a mile to traffic light and Witco sign
Right at light onto American Lane

MAJOR THOROUGHFARES

I-287
I-87
Major Deegan Expressway (becomes I-87)
Hutchinson River Parkway
Merritt Parkway
Tappan Zee Bridge

FOR ADDITIONAL INSTRUCTIONS

Call - (203) 552-2000